UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Eos Energy Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4290188
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3920 Park Avenue Edison, New Jersey	08820
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.0001 per share	Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share	Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by Eos Energy Enterprises, Inc. (formerly known as B. Riley Principal Merger Corp. II) (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of the Company’s common stock, par value $0.0001 per share (“common stock”), and its warrants to purchase shares of common stock (the “warrants”) from the New York Stock Exchange (“NYSE”) to The Nasdaq Capital Market. The transfer of the listing is to occur at the opening of trading on November 17, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common stock and warrants.

On November 12, 2020, the Company’s stockholders approved, and on November 16, 2020 the Company effected, a business combination with Eos Energy Storage LLC (“Eos”), in connection with which the Company changed its name to Eos Energy Enterprises, Inc. (the “Business Combination”). In connection with the closing of the Business Combination, (i) all of the shares of the Company’s Class B common stock converted into shares of Class A common stock on a one-for-one basis, and (ii) the Company’s second amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification of all of the shares of Class A common stock and Class B common stock into a single class of common stock.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” in the registration statement on Form S-1 initially filed with the SEC on October 28, 2020 and declared effective on November 16, 2020 (File No. 333-249713) and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 16, 2020

Eos Energy Enterprises, Inc.

By:	/s/ Sagar Kurada
Name: Sagar Kurada
Title: Chief Financial Officer

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